EXHIBIT 99.1

SOCIAL LIFE NETWORK (OTC: WDLF) ADDS NEW COMPANIES TO ITS TECH INCUBATOR FOR 2021

LOS ANGELES, CA / February 26, 2021 / Social Life Network, Inc. (OTC: WDLF ), announced today the Company has added two brand new companies to its tech incubator in the first quarter, and plans to complete the due diligence for three more niche industry companies by the end of March.

"Managements goal for the first quarter of 2021 was to retire all existing convertible debt, complete the due diligence on at least three new companies that we could add to our tech incubator in the first half of 2021, and assisted three of our existing licensees, MjLink.com, Inc., LikeRE.com, Inc. and HuntPost.com, Inc. with their Regulation A Tier 2 pre-IPO offerings," said CEO Ken Tapp. “Mission Accomplished!”

On February 11th, 2021, the Company reported that it had retired 100% of all Convertible Notes, completing the first phase of their growth strategy for 2021, by strengthening the balance sheet and allowing management to remain focused on revenue growth for 2021.

“The retirement of all convertible debt, the success of our MjLink pre-IPO capital raising campaign, and the addition of 2 brand new licensees over the past 60 days,” said Director Todd Markey “has put Social Life Network in the strongest growth position since becoming a public company in June of 2016. The Company has both secured the revenue needed through existing and new licensees, and eliminated all of its convertible debt, so that we have more than two years of runway capital to continue our growth strategy as a niche industry tech incubator.”

On February 26th, 2021, the Company completed the negotiation and signing of two new licensees to their niche industry social and ecommerce tech incubator.  Added to its existing portfolio of companies in the cannabis, hunting, fishing, camping, real estate, golfing, cycling, racket sports and soccer industries, Social Life Network can now add space and car racing enthusiast networks to its growing portfolio.  Combined, the auto racing and space exploration industries are expected to account for an estimated $500 billion dollars in three to five years from now when the companies would aim to execute their exit strategies.

Director Lynn Murphy, adds “This should provide shareholders with a greater sense of confidence that we have their best financial interests at heart, and the enthusiasm that we are positioned for the same type of growth that we experienced in 2017 when signing on our first two tech incubator licensees.  At that time, we had just one niche industry with significant growth in the cannabis industry, and two new industries that we had barely dipped our toe into.  Three years later, we will have ten niche industries that we are servicing, with the first three industries prepared for initial public offerings.”

The Company will discuss the significance of the niche markets they service, and it relates to their 2021 growth plan, in their upcoming shareholder update podcasts, scheduled for February 26, 2021 at 1:15 PM pacific time / 4:15 PM eastern time, and February 28, 2021 at 5:00 PM pacific time / 8:00 PM eastern time, at https://www.SocialNetwork.ai/podcast

About Social Life Network, Inc.

Social Life Network is an artificial intelligence and blockchain powered social network and eCommerce technology company. Since the launch of the company in January of 2013, the Company has launched niche industry social networks to service the millions of business professionals and consumers in the residential real estate industry, the legal global cannabis industry, sports verticals including racket sports, golf, cycling, soccer, space exploration, auto racing, hunting, fishing and camping. The Company operates in part, like a publicly traded tech incubator, and retains ownership in each licensee through stock and options ownership when they reach a contracted usership growth, outlined in their licensing contracts. This allows the Company to minimize its expenses and exposure to failed startups licensees that use its platform.

For more information, visit our website @ www.SocialNetwork.ai

Watch our latest shareholder update podcasts @ www.SocialNetwork.ai/podcast

SAFE HARBOR & DISCLAIMER

This information does not constitute an offer to sell or a solicitation of an offer to buy securities or assets of Social Life Network, Inc. All information presented herein with respect to the existing business and the historical operating results of Social Life Network ("the Company") and estimates and projections as to future operations are based on materials prepared by the management of the Company and involve significant elements of subjective judgment and analysis which may or may not be correct. While the information provided herein is believed to be accurate and reliable, the Company makes no representations or warranties, expressed or implied, as to the accuracy or completeness of such information. In furnishing this information, the Company reserves the right to amend or replace some or all of the information herein at any time and undertakes no obligation to provide the recipient with access to any additional information. Nothing contained herein is or should be relied upon as a promise or representation as to the future.

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